PURCHASE AGREEMENT

     THIS AGREEMENT, made this 4th of August, 1997, by and between TRIOMPHE FOURRURES INCORPORATED, a subsidiary of REVILLON, INCORPORATED ("Revillon"), a New York Corporation (hereinafter called "Seller") and EVANS, INC., a Delaware Corporation (hereinafter called "Evans").
                           WITNESSETH:
     WHEREAS, Seller now owns and operates that certain retail fur business operating certain fur departments in Bloomingdale's department stores (hereinafter called "said fur business"), and
     WHEREAS, Seller is desirous of selling to Evans its entire fur business including without limitation the fur inventory, the store and trade fixtures, furniture, machinery, supplies, computers, equipment, uncompleted customer orders, fur storage and insurance, dead storage, cleaning and glazing, repairs and alterations, customers lists for both new sales and storage, the goodwill and trade names appertaining thereto all comprising said fur business, and
     WHEREAS, Evans is willing to purchase said fur business upon the terms, covenants and conditions hereinafter stated,
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties hereof, it is hereby covenanted and agreed as follows:
     1. Seller agrees to sell and Evans agrees to purchase, subject to the terms, covenants, conditions and agreement hereinafter provided, all right, title and interest of Seller in the following described personal property comprising said fur business of Seller in Bloomingdale's ("Bloomingdale's"):
          (a) All fur inventories (excluding, however, inventory checked out to certain of Seller's officers) whether or not detailed on Schedule I attached hereto determined pursuant to physical inventory taken at closing. All storage and service inventories detailed on Schedule I.
          (b) All store and trade fixtures, furniture, machinery, supplies and computers located in Seller's fur departments used in operating said fur business and all other equipment of every kind and character located in Seller's fur departments used in said fur business, whether or not detailed on
Schedule II hereto attached.
          (c) Seller's interest in any leasehold improvements in the premises which Seller operates under its License Agreement with Bloomingdale's.

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          (d)  All licenses which by law are transferable.
          (e) Seller's interest in any storage agreements with Central Storage, RAM, Kazis, District, CalBest and Leather Rich fur storage company upon the same terms and conditions as contained in such agreements. Each storage company to provide a certified list of garments in their possession (see Schedule I) and to be solely responsible for any omissions from such schedule or for any garment listed in such schedule which may be lost or damaged before or after the closing hereunder, provided, however in the event Seller shall have received a customer's garment, but did not deliver same to any of the above storage companies, then and in such event, Seller shall be responsible for any such garment.
          (f) The assets of the entire fur business located in Seller's fur departments as a going concern as shown on Seller's balance sheet as of May 31, 1997, together with all customers lists (current and prospective), telephone numbers, goodwill and the assignment of Seller's and Revillon's right, title and interest in the trade names and trademarks used in said fur business including but not limited to the name "Maximilian" for furs and fur products throughout the world and as registered in countries which are listed in the Schedule of Trademarks attached hereto as Schedule VIII, subject to the claims, restrictions, exceptions and limitations set forth in the Schedule of Trademarks. Seller also transfers to Evans apart from the trademarks or trade names, above listed, whatever right, title, and interest Seller may have acquired throughout the world, by use, registration or otherwise, in and to whatever herein unlisted registered or herein unlisted unregistered trademarks and/or trade names owned by Seller and used in the conduct of Seller's business (hereinafter collectively "trademarks") and any and all goodwill associated therewith or represented thereby.
               The assets being sold hereunder shall nevertheless exclude the following: petty cash in the said fur departments; accounts receivable; tangible property located at 333 Seventh Avenue, New York, New York; prepaid expenses; and company-wide software and systems.
               All assets being sold hereunder shall be purchased "AS IS, WHERE IS," without representations or warranties by Seller, express or implied, except those representations and warranties expressly set forth in this Agreement.
     2. The purchase price for the foregoing assets shall be as follows:
          (a) For the fur inventory described in and included under Paragraph 1 (a) hereof a sum equal to the appraised value thereof according to the inventory thereof.

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          (b)  For the store and trade fixtures, furniture,
machinery, supplies, and computers used in operating said fur business and all equipment as described in Paragraph 1 (b) hereof and the agreements and licenses as described in Paragraphs 1(c), 1(d) and 1(e) hereof, the sum of $145,000.00, which shall be paid on December 30, 1999.
          (c) For all names and trademarks including the Maximilian name and trademark, the sum of $1,693,484.00 payable to Revillon.
          (d) For the entire retail fur business as a going concern, together with all customer lists, telephone numbers, goodwill and trade names of Seller as described in Paragraph 1(f) hereof, the sum of $500,000.00.
     3. (a) Closing hereunder shall take place no later than August 12, 1997, unless otherwise agreed upon by Seller and Evans. The closing shall be effective for all purposes as of the close of business on August 2, 1997, and Evans shall be solely responsible for all costs, expenses, liabilities and obligations of the said fur business after the close of business on August 2, 1997, as if the closing had taken place on that date and time.
In the event Closing does not occur by August 12, 1997, and is not extended by agreement of the parties, this Agreement shall immediately terminate. In no event shall the Confidentiality Agreement between the parties terminate.
          (b) Upon closing the following procedure shall be adopted:
               (i) Seller shall forthwith deliver possession to Evans of the fur inventories and of said fur business and keys thereto, trade fixtures, furniture, machinery, supplies, computers, equipment, uncompleted customer orders, fur storage, cleaning and glazing, repairs and alterations and customer lists described in Paragraph 1 hereof.
               (ii) Seller shall deliver to Evans good and sufficient instruments, in form and substance reasonably satisfactory to Evans, conveying and assigning to Evans of all of Seller's right, title and interest in and to the assets of the said fur business and (with Revillon) name Maximilian listed in Paragraph 1 free of encumbrances except as set forth in Section 1 and Schedule IX hereto annexed.
               (iii) Seller shall deliver to Evans certified copies of Resolutions in form and substance reasonably acceptable to Evans' General Counsel, of the Board of Directors and shareholders of Seller whereby the sale of said fur business and the execution of all documents required hereby to effect same shall be duly authorized and approved.

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               (iv) Evans shall deliver to Seller a certified
copy of resolutions in form and substance reasonably acceptable to Seller's counsel, of the board of directors of Evans whereby the purchase of said fur business and the execution of all documents required hereby to effect same shall be duly authorized and approved.
               (v) The parties shall take all other actions contemplated by this Agreement to occur at closing.
     4. The purchase price except as set forth in Paragraphs 2(b) and (c) above, shall be paid by Evans to Seller as follows:
          (a) On the closing date Evans shall pay to Seller a sum equal to thirty percent (30%) of the total purchase price.
          (b)  The remaining balance will be paid as follows:
               (i) Three (3) months after closing, Evans will pay to Seller ten percent (10%) of the total purchase price.
               (ii) Six (6) months after closing, Evans will pay to Seller ten percent (10%) of the total purchase price.
               (iii) Every three (3) months thereafter, Evans will pay to Seller five percent (5%) of the total purchase price with the entire balance being due and payable on December 30, 1999.
          (c) The sum of $145,000 referred to in Paragraph 2(b) will be paid on December 30, 1999.
          (d) the sum of $1,693,484.00 referred to in Paragraph 2(c) will be paid as follows:
               (i)  On the closing date Evans shall pay to
Revillon the sum of $508,045.20.
               (ii) Three (3) months after closing, Evans will pay to Revillon $169,348.40.
               (iii) Six (6) months after closing, Evans will pay to Revillon $169,348.40.
               (iv) Every three (3) months thereafter, Evans will pay to Revillon $84,674.20, with the entire balance being due and payable on December 30, 1999.

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          (e)  The deferred amounts set forth in this Paragraph 4
or any other paragraph under this Agreement will be subject to acceleration at the option of Seller and Revillon should Evans default in the timely payment of any amounts due hereunder to Seller or Revillon.
          (f) The payments to be made under Paragraphs 4(b), (c) and (d) shall be covered by Installment Notes in the form attached as Exhibit I.
          (g) The payments set forth in this Paragraph 4 shall, at Seller's option be paid by cashier's check or wire transfer.
     5.   Anything to the contrary notwithstanding, provided
Evans shall have complied with the terms and conditions of this Paragraph 5, it is expressly understood and agreed that Evans may retain a reasonable and necessary portion of any balance due hereunder to be applied as necessary to the payment of any loss, damage, liability or expense which Evans may sustain or incur by reason of any claim or lien incurred or created by Seller on or before six (6) months after the closing date, being asserted by a creditor, lien holder, or governmental agency against Seller, Evans or the personal property sold hereunder, whether such claim or lien shall be asserted under the bulk sales act of any state in which Seller operates or by virtue of any mortgage, sales contract or other security instrument or for unpaid sales taxes, license taxes, ad valorem taxes or taxes due the Federal or State Governments or for any reason whatsoever, arising out of or in any manner connected with the sale by Seller and the purchase by Evans of the inventory and other assets described in this Agreement. If demand for payment is made upon Evans by any creditor, lien holder or governmental agency for any such claim or lien, or if Evans shall have reliable knowledge of any such outstanding claim or lien, then Evans shall be entitled to withhold an amount sufficient to pay any such claim or lien beyond the date or dates of payment provided herein until such claim or lien has been paid or settled by Seller. Evans shall promptly send copies to Seller of any demands made upon it by any such creditor, lien holder or governmental agency and any such outstanding claim or lien.
     6. Seller expressly covenants, agrees, represents and warrants as follows:
          (a) That it shall pay or cause to be paid all indebtedness of Seller and all taxes against Seller, its business, and the properties included under this Agreement and that Seller will and does indemnify and hold Evans harmless from and against any and all claims, demands, causes of action, liability, loss, cost and expense (together "claims") (except claims to the extent they are less than $250.00 each and not exceeding $10,000 in the aggregate and except claims expressly set forth in this Agreement) of every kind and nature whatsoever relating to or resulting from said fur business and from

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transactions or happenings prior to the closing date and from any indebtedness or tax liabilities of Seller. Anything in this paragraph to the contrary notwithstanding, Seller shall have the right to use due diligence in either contesting or defending any of the aforesaid matters. Evans shall promptly send copies to Seller of any notices received by Evans concerning the aforesaid matters.
          (b) Except as expressly set forth in this Agreement, that it now has or will have upon the date of delivery of possession thereof to Evans, good, marketable and assignable title of and to all of the property included under this Agreement except as to any such property covered by leases or other arrangements set forth in Schedule III. Except as expressly set forth in this Agreement, that upon delivery to Evans, same will be free and clear of all liens, charges, encumbrances whatsoever, and that the entire right, title and interest therein which Seller agrees herein to sell, transfer and deliver to Evans, Seller shall forever warrant and defend.
          (c) Seller shall deliver to Evans on or before the closing date as Schedule IV a list signed and sworn to by Seller containing the names and business addresses of all creditors of Seller known by Seller to be owed at least $25,000 as of the date of Schedule IV and the names of all person who are known by Seller to assert claims in excess of $1,000 against it as of the date of Schedule IV, even though such claims are disputed.
          (d) That except as otherwise expressly provided in this Agreement, it is understood and agreed that Evans does not assume and shall in no event be liable for any obligations, indebtedness, rents incurred by Seller through the closing date, or other commitments of Seller or Seller's property, such as sales taxes, occupation taxes, use taxes, excise taxes, income taxes, unemployment insurance taxes, social security taxes or any other taxes of a like or different nature. Evans shall promptly send copies to Seller of notices received by Evans concerning the aforesaid matters.
          (e) That until the closing, Seller shall continue to operate said fur business in substantially the same manner, including the advertising thereof, as heretofore conducted and shall not remove from the premises any of the items listed in paragraph 1(b) above except, to the extent necessary, supplies; that Seller will not hereafter encumber any property covered by this Agreement or permit any liens to attach thereto; that upon the date of delivery of possession to Buyer the fur inventory shall not exceed in quantity the amount of merchandise heretofore generally carried by Seller at the comparable time of the year.

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          (f)  It will not disclose to anyone except
Bloomingdale's or as otherwise required by law, any of the names or addresses of past or present customers of Seller and that Seller will keep all information relative to said customers confidential, consistent with Seller's usual practices regarding its own trade secrets and confidential information (See Paragraph
11).
          (g) It will not for itself or on behalf of it or in conjunction with anyone solicit, divert or take any of the customers or business of Seller (See Paragraph 11). Evans acknowledges that Revillon, Incorporated, the parent company of Seller, is a competitor of Evans and may, without Seller being in breach of this Agreement, compete for the business of customers of the said fur business, but shall not use any customer list generated from Maximilian customers at Bloomingdale's.
          (h) Except as stated in Schedule V, and the Schedule of Trademarks, there are no actions, suits or proceedings pending or, to Seller's knowledge, threatened against or affecting the assets to be sold or the fur business (including, but not limited to, product liability, product warranties, patent or trade mark infringement or unfair competition) at law or in equity before any federal, state or municipal authorities or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involves any claim not fully covered by insurance (excluding policy deductibles), including, but not limited to, any audits in process, deficiency assessments, liens filed or threatened to be filed, or any other proceedings or investigation whatsoever with any taxing authority, or governmental authorities not as of the closing date finally concluded.
     7. Any customary proratable items in connection with the said fur business, including but not limited to those items in this paragraph, shall be prorated between Seller and Evans as of the date of Closing. On the closing date, Seller shall transfer to Evans any transferable licenses and permits which Evans may elect to take over, such election to be made by July 31, 1997, the unexpired cost thereof to be prorated between Seller and Evans.
          (a) It is understood and agreed that customer contracts for storage and insurance shall not be prorated;
          (b) Uncompleted contracts for cleaning and glazing, repairs and alterations will not be prorated;
          (c) As and when collected by Evans, Evans shall pay to Seller the remaining installments due on uncompleted contracts for remodelings; provided, however, if Seller has not paid its vendors for work performed on remodelings or other services and if Seller does not dispute in writing the vendor's claim to such payment within ten (10) days after notice from Evans to Seller of such non-payment, then Evans shall pay for such services and deduct any amounts so paid from amounts due Seller, either from any remaining installments due Seller on uncompleted contracts for remodeling or any payment due under Paragraph 4 herein. Seller agrees to diligently resolve any such disputed claim or, if not capable of resolution, to indemnify, defend and hold Evans harmless from any such claim and any related costs or expenses.
          (d) Seller shall pay to Evans the sum of $2.00 per service garment which was taken in by Seller in any Bloomingdale's department and handed out by Evans through December 31, 1997. Evans shall provide Seller with records showing the number of garments so delivered. If Seller shall not pay any such amount due and payable to Evans by the later of February 1, 1998 or ten (10) days after Seller receives such records from Evans, Evans may deduct such amounts due hereunder from any payment due Seller.
     8. It is understood and agreed that Evans shall, for a period of three (3) months after the last scheduled payment due from any such customer, collect, as agent for Seller, any "Short Deposit Accounts" due to Seller as of the closing date. Evans agrees to use its best efforts to collect such accounts and shall render a monthly accounting to Seller of collection during the preceding month, and shall, at such time, remit the proceeds thereof to Seller less the license fees thereon and applicable credit card charges, if any, due to Bloomingdale's. With respect to any account which is unpaid three (3) months after the last scheduled payment, customer's payments shall be refunded by Evans and such amount less license fees shall be due to Evans from Seller. Any such amounts due to Evans under this paragraph shall be paid to Evans by Seller within ten (10) days of the date of notice to Seller accompanied by complete documentation of the refund by Evans to such customer and Evans' efforts to collect such account. In the event any such amount is not paid when due, Evans shall have the right to deduct same from the next payment due to Seller. Upon payment in full of the purchase price by any such customer, Seller shall deliver the subject garment to Evans.
     9.   From and after the date hereof until the closing date
Seller will:
          (a) At all reasonable time and intervals, on reasonable notice, permit Evans' employees and agents to come upon the premises of Seller and inspect Seller's business, including without limitation, inventory, books and records and operation procedures; provided, however, Evans shall not (i) conduct any such investigation in such a manner as to cause any

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interference with Seller's business or (ii) contact any supplier or customer of Seller without first obtaining Seller's consent.
          (b) Permit Evans to do a complete preliminary inventory count in Seller's presence.
          (c) Maintain all books, accounts and records relating to said fur business in the usual, regular and ordinary manner on a basis consistent with prior years.
          (d) Endeavor to preserve intact Seller's business organization and the goodwill of Seller's customers.
          (e) Permit Evans to interview any of Seller's employees at reasonable times, on reasonable notice, without interference with Seller's normal working operation.
     10. The obligation of Evans to consummate the transactions herein contemplated on the closing date is, at the option of Evans, subject to the following express conditions precedent:
          (a) The representations and warranties of Seller contained in this Agreement were true in all material respects when made and shall be true at and as of the closing date in all material respects as though such representations and warranties had been made at and as of the closing date and Seller shall have performed all agreements on its part required to be performed and shall not be in default in any material respect under any of the provisions of this Agreement at or prior to the closing date.
          (b) At the closing date there shall exist no known violations of any federal, state or local law or regulations materially affecting the assets to be sold or said fur business, and no governmental body shall have pending charges of any such violation.
          (c) Evans shall have been furnished a current certificate from the Secretary of State of New York that Seller is a corporation duly incorporated and subsisting under the Business Corporation Law of New York (except for any past due biennial reports) and current certificates from the Secretaries of the States of Pennsylvania, Florida, California, New Jersey, Virginia and Maryland confirming that it is qualified to do business in those states.
          (d) Evans being furnished by the closing date with a complete list, as Schedule VI of all employees, at the date of this Agreement showing their present rate of compensation and any bonuses to be paid to them by Seller for the fiscal year ending December 31, 1997. The parties agree that any bonuses which are paid by Evans to Leslie Freund and Trish Lucas for the fiscal year ending December 31, 1997, will be as set forth in Schedule VII and prorated on the basis of 5/12 of the amount being paid by Evans and 7/12 to be paid by Seller, with credit given to Seller for advances paid to Trish Lucas. On or before the closing date, Seller will advise Evans in writing, as Schedule VII, of any contracts or other arrangements, whether oral or written, with any of its employees.
          (e) Evans shall have received an opinion as of the closing date from Kavanagh Maloney & Osnato LLP, Counsel to Seller, to the effect that:
               (i) Seller is a corporation duly incorporated, and subsisting under the Business Corporation Law of the State of New York.
               (ii) The execution of this Agreement and performance of all obligations hereunder by Seller has been duly authorized by all necessary corporate action and are not in conflict with any provisions of the Articles of Incorporation or By-Laws of Seller or of any agreement of which Seller is a party of which such counsel has actual knowledge.
          (f) Evans shall have been furnished with all corporate and other documents which it may have reasonably requested hereunder, all certified in such manner as Evans may reasonably request.
     11. The parties hereto acknowledge that its parent Revillon, Incorporated, a New York Corporation, operates free standing fur and apparel stores in New York, Chicago, Palm Beach and Beverly Hills and a boutique in Saks Jandel in Chevy Chase, Maryland, under the name Revillon. Evans acknowledges that Revillon, Incorporated, the parent company of Seller, is a competitor of Evans and may, without Seller being in breach of this Agreement, compete for the business of customers of the said fur business, but shall not use any customer list generated from Maximilian customers at Bloomingdale's. The parties hereto agree that they will not say or do anything to detract from the quality reputation of the Revillon, Maximilian, Bloomingdale's and Evans names. Seller will not do anything to divert sales from Bloomingdale's to the Revillon stores where located. The parties hereto agree that they will not send any correspondence to customers regarding the sale covered by this Agreement without prior written approval by the other party.
          Either party hereto shall be entitled alternatively or cumulatively to damages for breach of this paragraph, to an order requiring performance of the obligations of this paragraph or to any other appropriate order to remedy.
     12. The obligation of Seller and Revillon to consummate the transactions herein contemplated on the closing date is, at the option of Seller, subject to the following express conditions precedent:

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          (a)  The representations and warranties of Evans
contained in this Agreement were true in all material respects, when made and shall be true at and as of the closing date in all material respects as though such representations and warranties had been made at and as of the closing date; and Evans shall have performed all agreements on its part required to be performed and shall not be in default in any material respect under any of the provisions of this Agreement at or prior to the closing date.
          (b) There has been no material adverse change in the financial condition of Evans since May 31, 1997. Evans warrants and represents that Evans' balance sheet and statement of operations as of and for the Quarter ended May 31, 1997, attached hereto and made a part hereof as Exhibit C, accurately present Evans' financial condition and results of operations for the period indicated aforesaid.
          (c) Seller shall have been or will as soon as reasonably possible after the closing, be furnished a current certificate from the Secretary of State of Delaware that Evans is a corporation duly incorporated and subsisting under the laws of Delaware.
          (d) Seller shall have received in opinion as of the closing date, of Counsel for Evans, to the effect that:
               (i) Evans is a corporation duly incorporated validly existing and in good standing under the laws of the State of Delaware;
               (ii) The execution of this Agreement, and the performance of all obligations hereunder by Evans have been duly authorized by all necessary corporate action, and are not in conflict with any provisions of the Articles of Incorporated or By-Laws of Evans or of any agreement to which Evans is a party of which such counsel has actual knowledge;
               (iii) This Agreement has been duly executed and delivered by Evans and constitutes a valid and binding obligation of Evans enforceable according to its terms.
          (e) Seller shall have been furnished with all corporate and other documents which it may have reasonably requested hereunder, all certified in such manner as Seller may reasonably request.
     13. Seller warrants and represents that Seller's balance sheet and statement of operations as of and for the six month period ended June 30, 1997, to be attached hereto and made a part hereof as Exhibit B accurately presents Seller's financial condition and results of operations for the period indicated aforesaid. (The six month statements for the period ended June 30, 1997, shall be provided on or before September 15, 1997.)

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     14.  (a)  Seller agrees to reimburse Evans (except for
claims of less than $250.00 each and not exceeding $7,500.00 in the aggregate) for any expenses incurred or amount paid by Evans for repair or alteration to or on behalf of a customer of Seller where such payment is the result of a breach of any warranty given by Seller or by operation of law to such customer incident to any sales made or services performed by Seller prior to the closing date. Evans shall be entitled to use its reasonable business judgment in making such repairs and alterations provided that if the amount involved for a single garment exceeds $250.00 Evans shall inform Seller.
          (b) Anything in this Agreement to the contrary notwithstanding, and subject to Evans' compliance with this subparagraph 14(b), Seller agrees to reimburse Evans, less applicable license fees and sales commissions, in the event customers return any garments purchased prior to the closing date. Evans shall notify Gabrielle Asness (or any other person designated by Seller in writing) at phone number 1-800-992-6199 or fax 954-742-8238 within two business days after a customer attempts to return such a garment. For ten (10) days thereafter, Seller shall have the exclusive right to deal with such customer regarding such return and to apply Seller's standard returns policy to such customer. If, within such ten (10) day period, Seller shall not have resolved such return transaction to the customer's satisfaction, at no cost to Evans, Bloomingdale's shall make the final determination to resolve such dispute. Any amount to be refunded by Bloomingdale's to such customer according to the aforesaid procedure shall in turn be reimbursed by Seller to Evans within ten (10) days after Evans notifies Seller that such amount has been reflected as a deduction from monies otherwise due Evans on Bloomingdale's monthly remittance schedule. In the event any such amount is not paid when due, Evans shall have the right to deduct same from the next payment due Seller. Upon the return and refund of any sale under the provisions of this sub-paragraph, Evans shall return the garment to Seller.
     15. Evans may deduct any and all reasonable and necessary costs incurred in accordance with the provisions of paragraphs 6 and 14 above (subject to the limitations therein) from any amounts remaining due to Seller.
     16. Seller shall cause its officers to encourage Seller's existing employees paid through Federated Department Stores, Inc. to become employees of Evans. Evans will hire all of Seller's existing employees paid through Federated Department Stores, Inc. Subject to the needs of the business and the performance of the individual employee, Evans further intends to keep substantially all of Seller's existing employees paid through Federated Department Stores, Inc. in its employment.
     17. Each party shall be responsible for its costs and expenses incurred incident to its performance of and compliance with all of the agreements and conditions contained in this Agreement.
     18. Seller and Evans will at any time before, at or as soon after the closing date as is reasonably possible, execute and deliver or cause others to do so, all such documents, instruments and confirmatory assignments, and do or cause to be done all such other acts as shall be reasonably necessary to carry out their respective obligations under this agreement.
     19. Time is of the essence of this Agreement. Any party hereto shall be entitled alternatively or cumulatively to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement or to any other appropriate order or remedy.
     20. This Agreement is personal to the parties hereto and may not be assigned in whole or in part by any of them without the prior written consent of the other, except that Evans may assign its rights hereunder to a wholly-owned subsidiary; provided that, no such assignment shall release Evans from its obligations hereunder, and further provided that such subsidiary shall be subject to all obligations under this Agreement relating to such assignment.
     21. Except to the extent required by law or by a financial institution, the parties will use their best efforts to prevent the financial details of this transaction from becoming publicly known.
     22. All covenants, agreements, representations and warranties made herein and certificates and instruments delivered pursuant hereto by Seller or Evans shall be deemed to be material and to have been relied upon by the parties to whose benefit such covenants, agreements, representations and warranties are made, notwithstanding any investigation heretofore or hereafter made by or on behalf of the other party and shall survive the closing hereunder.
     23. If any provision of this Agreement or the application thereof, to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     24. On the closing date, Seller shall deliver to Evans in form and substance acceptable to Evans' General Counsel a Certificate signed by Rebeca DeVives as President of Seller, to the effect that all warranties and representations of Seller contained in this Agreement are true at and as of the closing date in all material respects; that Seller has performed all agreements on its part required to be performed hereunder and that Seller is not in default under any of the provisions of this Agreement.
          On the closing date, Evans shall deliver to Seller in form and substance acceptable to Seller's counsel a certificate signed by William E. Koziel as Vice President of Evans, to the effect that all warranties and representations of Evans contained in this Agreement are true at and as of the closing date in all material respects, that Evans has performed all agreements on its part required to be performed hereunder and that Evans is not in default under any of the provisions of this Agreement.
     25. Every notice and other communication contemplated by this Agreement by any party hereto shall be delivered in person or given by postage prepaid, certified mail, addressed to the parties for whom intended at the address specified at the end of this paragraph or at such other address as the intended recipient previously shall have designated by written notice to the other party. Unless otherwise provided in this Agreement, notice by mail shall be effective on the date it is officially recorded as delivered by return receipt and in the absence of record of delivery it shall be presumed to be delivered on the fifth day or next business day thereafter after it was deposited in the mails. Notice not given in writing shall be effective only if acknowledged in writing by the party to whom it was given. The address of the parties hereto are:

          SELLER:   Triomphe Fourrures Incorporated
                    c/o Joel Rudell, Esq.
                    Kavanagh Maloney & Osnato      LLP
                    415 Madison Avenue
                    New York, NY  10017

                         and

                    Claude Potier
                    Vice Chairman & CEO
                    Triomphe Fourrures Incorporated
                    333 Seventh Avenue
                    New York, NY  10001

          BUYER:    Evans, Inc.
                    South State Street
                    Chicago, Illinois  60603
                    Attention:  President

                    and
                    Samuel B. Garber
                    General Counsel
                    36 South State Street
                    Chicago, IL  60603

     26. Failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect the right to require performance of that obligation. Any waiver of any party hereto of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of modification of the provision itself, or a waiver or modification of any right under this Agreement.
     27. Evans shall place orders with the firm of Alex Alexandrou Ltd. during the period commencing with the closing date through January 31, 1998, under Evans normal purchasing terms of 25% per month, commencing 30 days after delivery, up to the sum of $1.0 million. The said orders shall include the existing Karl Lagerfeld collection of approximately $250,000.
     28. Evans shall assume, for the period July 1, 1997 through June 30, 1998, Revillon Incorporated's obligations under its existing contract with Karl Lagerfeld S.A. for the exclusive right to manufacture, distribute and sell certain Karl Lagerfeld branded fur garments for women in the U.S.A.; provided, however, that Seller shall use its best efforts without being required to pay any additional sums therefor, to secure for Evans an option, exercisable on or before October 31, 1997, to fulfill Revillon Incorporated's obligations under such contract for the period July 1, 1998 through June 30, 1999.
     29. Anything in this Agreement to the contrary notwithstanding, Evans shall be required to give Seller notice of any claim that Seller has breached any term or provision of this Agreement not later than December 30, 1999.
     30. The closing shall be held at the offices of Kavanagh Maloney & Osnato LLP, 415 Madison Avenue, New York, New York, 10017.
     31. This Agreement sets forth the entire understanding and supersedes prior agreements between the parties relating to the subject matter contained herein and merges all prior discussions between them and no party shall be bound by any definition, condition, representation, warranty, covenant or other provision, other than as expressly stated in this Agreement or as contemporaneously or subsequently set forth in writing and executed by the party to be bound thereby.
     32. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Ohio.
     33. The Agreement includes all Schedules and Exhibits hereto annexed. Any information included in any Schedule or Exhibit shall be deemed to be included in all Schedules and Exhibits for all purposes of this Agreement.
     34. Each party represents that it has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
     35. Annexed hereto as Exhibit D is a letter from Evans' lender approving the transactions contemplated by this Agreement.
     36. Revillon, Incorporated joins herein solely for the purpose of assigning all of its right, title and interest in the trade names and trademarks used in said fur business including, but not limited to, the name "Maximilian" for furs and fur products throughout the world and as registered in countries which are listed in the Schedule of Trademarks attached hereto as
Schedule VIII, subject to the claims, restrictions, exceptions and limitations set forth in the Schedule of Trademarks.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.


ATTEST:                            TRIOMPHE FOURRURES INCORPORATED:

JOEL RUDELL, Secretary             By:  REBECCA DE VIVES, President


ATTEST:                            REVILLON, INCORPORATED:

JOEL RUDELL, Secretary             By:  REBECCA DE VIVES, President


ATTEST:                            EVANS, INC.

SAMUEL B. GARBER, Secretary        By:  WILLIAM E. KOZIEL, Vice President